UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

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Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

SITO Mobile, Ltd.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Copies to:

Marcelle S. Balcombe, Esq. Sichenzia Ross Ference Kesner LLP 61 Broadway, 32nd Floor New York, NY 10006 (212) 930-9700	Keith E. Gottfried, Esq. Morgan, Lewis & Bockius LLP 1111 Pennsylvania Avenue, N.W. Washington, DC 20004-2541 (202) 739-5947

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SITO Mobile, Ltd., a Delaware corporation (“SITO”), is filing materials contained in this Schedule 14A with the U.S. Securities and Exchange Commission (“SEC”) in connection with SITO’s solicitation of consent revocations from its stockholders in response to the solicitation of consents from SITO’s stockholders (the “Consent Solicitation”) by Stephen D. Baksa, Thomas Candelaria. Michael Durden, Itzhak Fisher, Thomas J. Pallack, Matthew Stecker and Thomas Thekkethala (the “Baksa Group”) to, among other things, remove and replace all of the current members of SITO’s Board of Directors (the “SITO Board”) other than Brent D. Rosenthal who previously collaborated with Mr. Baksa on an activist campaign at another public company. On May 2, 2017, SITO filed a definitive consent revocation solicitation statement (the “Consent Revocation Solicitation Statement”) with the SEC in connection with its solicitation of consent revocations.

Excerpts from SITO’s Quarterly Report on Form 10-Q for the Quarter Ended March 31, 2017

Attached hereto as Exhibit 1 are excerpts from SITO’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2017 (the “Form 10-Q”) that was filed with the SEC on May 10, 2017. These excerpts from the Form 10-Q are being filed herewith because they reference the pending Consent Solicitation and, thereby, may be deemed to be solicitation materials in connection with the pending Consent Solicitation.

Important Additional Information And Where To Find It

SITO, its directors and certain of its executive officers are deemed to be participants in a solicitation of consent revocations from SITO’s stockholders in connection with the Consent Solicitation. On May 2, 2017, SITO filed the Consent Revocation Statement and accompanying WHITE consent revocation card with the SEC in connection with the Consent Solicitation. Information regarding the identity of participants, and their direct or indirect interests, by security holdings or otherwise, is set forth in the Consent Revocation Solicitation Statement, including the schedules and appendices thereto. INVESTORS AND STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ ANY SUCH CONSENT REVOCATION SOLICITATION STATEMENT AND THE ACCOMPANYING WHITE CONSENT REVOCATION CARD AND OTHER DOCUMENTS FILED BY SITO WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders can obtain the Consent Revocation Solicitation Statement, any amendments or supplements to the Consent Revocation Solicitation Statement, the accompanying WHITE consent revocation card, and other documents filed by SITO with the SEC for no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge at the Investor Relations section of SITO’s corporate website at www.sitomobile.com, by writing to SITO’s Corporate Secretary at SITO Mobile, Ltd., The Newport Corporate Center, 100 Town Square Place, Suite 204, Jersey City, NJ 07301, or by calling SITO at (201) 275-0555.

Exhibit 1

Contested Solicitations Pending or Threatened Against the Company

On April 7, 2017, Stephen D. Baksa purported to notify the Company of his intent to nominate five (5) candidates for election to the Company’s Board of Directors (the “Board”) at its 2017 Annual Meeting of Stockholders, or the 2017 Annual Meeting, which, if elected, would replace the entire membership of the Company’s Board.  As previously disclosed, the size of the Board will automatically revert back to five members at the 2017 Annual Meeting. Also on April 7, 2017, TAR Holdings LLC, a limited liability company controlled by Karen S. Singer, purported to notify the Company of its intent to nominate three (3) candidates for election to the Company’s Board at the 2017 Annual Meeting, which, if elected, would constitute more than a majority of the members of the Company’s Board. On May 2, 2017, a group led by Stephen D. Baksa and Thomas M. Candelaria filed a definitive consent solicitation statement with the SEC in connection with its intended solicitation of consents from stockholders of the Company to, among other things, remove all but one of the current members of the Company’s Board and replace them with their own proposed nominees.

Although the Company cannot predict how this uncertainty will affect its business, its financial condition and its financial results, its current management and the Board believe that an abrupt change in control of the Company, such as those contemplated by the contested solicitations threatened or pending against the Company, could potentially have an adverse impact on the Company. As of March 31, 2017, the Company has incurred $181K in professional fees related to responding to these matters.